Exhibit 23.2
                                                                    ------------


                       Consent of Independent Accountants

As independent public accountants, we hereby consent to the use of our report on Stolt Offshore S.A. dated January 30, 2002, for the year ended November 30, 2001, and to all references to our firm included in or made a part of this registration statement.




/s/ Arthur Andersen
Glasgow, United Kingdom
April 15, 2002